UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

Notice of 2021 Annual Meeting and Proxy Statement

May 12, 2021 at 10:00 a.m.

LETTER TO OUR STOCKHOLDERS

Dril-Quip, Inc. 6401 N. Eldridge Parkway Houston, Texas 77041

March 30, 2021

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Company’s worldwide headquarters, 6401 N. Eldridge Parkway, Houston, Texas, on May 12, 2021 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by voting your proxy over the Internet, by telephone or mail at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by signing, dating and mailing promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Blake T. DeBerry

Chief Executive Officer

Notice of Annual Meeting of Stockholders

DATE: May 12, 2021 TIME: 10:00 a.m., Houston time PLACE: Company’s worldwide headquarters 6401 N. Eldridge Parkway Houston, Texas 77041 RECORD DATE: March 18, 2021

AGENDA:

1.  To elect the two nominees named in the Proxy Statement as directors to serve for a three-year term (Proposal 1).

2.  To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2021 (Proposal 2).

3.  To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 3).

4.  To amend the 2017 Omnibus Incentive Plan of Dril-Quip, Inc. to increase the number of shares authorized for issuance by 1,900,000 shares (Proposal 4).

5.  To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 18, 2021 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by marking, signing, dating and returning the accompanying proxy in the envelope provided as soon as possible.

We continue to monitor developments regarding COVID-19. We would like to emphasize that the health of our stockholders, employees and other attendees remains a top priority. We strongly urge you to appoint a proxy to vote at the Annual Meeting on your behalf, as this is the preferred means of fully and safely exercising your right to vote. In the event that our meeting venue has restricted access due to the COVID-19 pandemic, we will communicate this information to our stockholders by way of announcement, which will be published on the investor relations page of our website at https://drilquip.gcs-web.com/ and, if required, included in our filings with the SEC. We recommend that stockholders keep apprised of public official guidance regarding travel, self-isolation and other health and safety precautions.

By Order of the Board of Directors

Blake T. DeBerry

Chief Executive Officer

March 30, 2021

PROXY VOTING

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet at http://www.envisionreports.com/DRQ.com, by telephone at 1-800-652-8683 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2021.

The Proxy Statement, our annual report and other proxy materials are available at http://www.edocumentview.com/DRQ.

PROXY STATEMENT INTRODUCTION

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share, for use at the 2021 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about March 30, 2021. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 18, 2021, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 35,428,778 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange, or NYSE, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of those clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of directors), Proposal 3 (advisory vote to approve executive compensation) or Proposal 4 (approval of amendment to the Company’s 2017 Omnibus Incentive Plan) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominees listed herein, FOR approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of our named executive officers, FOR approval of the amendment to the Company’s 2017 Omnibus Incentive Plan and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

2021 Proxy Statement    1

RECORD DATE AND VOTING SECURITIES

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 6401 N. Eldridge Parkway, Houston, Texas 77041. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 18, 2021 or as otherwise indicated below by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all directors, director nominees and executive officers as a group.

	Amount of Beneficial Ownership

Name of Beneficial Owner (1)	Number of Shares	Percent of Stock
Blake T. DeBerry (2)	275,882	*
Jeffrey J. Bird (3)	95,927	*
James C. Webster (4)	74,622	*
John V. Lovoi (6)	52,846	*
Terence B. Jupp (6)	37,843	*
Raj Kumar (5)	30,942	*
Steven L. Newman (6)	30,476	*
Alexander P. Shukis (6)	24,815	*
Amy B. Schwetz (6)	12,301	*
All current directors and executive officers as a group (9 persons) (7)	635,654	1.79%
BlackRock, Inc. (8)	5,506,666	15.7%
55 East 52nd Street
New York, NY 10055
Kayne Anderson Rudnick Investment Management LLC (9)	3,817,314	10.88%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
The Vanguard Group (10)	3,769,595	10.74%
100 Vanguard Boulevard
Malvern, PA 19355
AllianceBernstein L.P. (11)	2,767,244	7.9%
1345 Avenue of the Americas
New York, NY 10105
Dimensional Fund Advisors LP (12)	1,954,666	5.6%
Building One
6300 Bee Cave Road
T. Rowe Price Associates, Inc. (13)	1,394,045	3.9%
100 E. Pratt Street
Baltimore, MD 21202
*	Less than 1%.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 6401 N. Eldridge Parkway, Houston, Texas 77041.

(2)	Includes (a) 89,690 shares of restricted stock held directly by Mr. DeBerry and (b) 15,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.
(3)	Includes 59,846 shares of restricted stock held directly by Mr. Bird.
(4)	Includes (a) 29,078 shares of restricted stock held directly by Mr. Webster and (b) 8,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5)

Includes 27,346 shares of restricted stock held directly by Mr. Kumar. Mr. Kumar was appointed Vice President-Chief Financial Officer of the Company effective May 14, 2020, and previously served as Vice President — Finance and Chief Accounting Officer of the Company effective February 26, 2019.

(6)

Includes restricted stock held directly in the amount of 15,925 shares by Mr. Lovoi, 11,305 shares by Mr. Jupp, 10,580 shares by Mr. Newman, 9,145 shares by Mr. Shukis, and 9,158 shares by Ms. Schwetz.

(7)	Includes Blake T. DeBerry, Jeffrey J. Bird, James C. Webster, Raj Kumar, John V. Lovoi, Terence B. Jupp, Steven L. Newman Alexander P. Shukis and Amy B. Schwetz.
(8)

Number of shares based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 25, 2021. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 5,443,453 shares and sole dispositive power with respect to 5,506,666 shares.

(9)

Number of shares based on a Schedule 13G/A filed with the SEC on February 11, 2021. Such filing indicates that Kayne Anderson Rudnick Investment Management LLC has sole voting power with respect to 2,627,566 shares, shared voting power with respect to 1,189,748 shares, sole dispositive power with respect to 2,627,566 shares and shared dispositive power with respect to 1,189,748 shares.

(10)

Number of shares based on a Schedule 13G/A filed with the SEC on February 10, 2021. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 32,700 shares, sole dispositive power with respect to 3,710,134 shares and shared dispositive power with respect to 59,461 shares.

(11)

Number of shares based on a Schedule 13G filed with the SEC on February 8, 2021. Such filing indicates that AllianceBernstein L.P. has sole voting power with respect to 2,322,659 shares, sole dispositive power with respect to 2,767,244 shares.

(12)

Number of shares based on a Schedule 13G/A filed with the SEC on February 12, 2021. Such filing indicates that Dimensional Fund Advisors LP has sole voting power with respect to 1,867,843 shares and sole dispositive power with respect to 1,954,666 shares.

(13)

Number of shares based on a Schedule 13G/A filed with the SEC on February 16, 2021. Such filing indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 377,324 shares and sole dispositive power with respect to 1,394,045 shares.

  4    2021 Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

PROPOSAL 1    Election of Directors

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2022, 2023 and 2021, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his or her class or until his or her successor has been duly appointed or elected and qualified.

Our Board of Directors has nominated each of Mr. Newman and Ms. Schwetz for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2024 (or until a successor is duly appointed or elected and qualified). Mr. Newman and Ms. Schwetz currently serve as members of our Board of Directors. In accordance with our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Corporate Governance Matters — Majority Voting in Director Elections.”

Our Board of Directors has no reason to believe that Mr. Newman and Ms. Schwetz will not be candidates for director at the time of the annual meeting or will be unable to serve as directors. If Mr. Newman or Ms. Schwetz becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Board Composition

2021 Proxy Statement    5

PROPOSAL 1 ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of the nominees listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominees for Class III Director for Three-Year Term to Expire in 2024

The following sets forth information concerning the nominees for election as a director at the annual meeting, including each nominee’s age as of March 18, 2021, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

STEVEN L. NEWMAN
Age: 56 Director Since: 2015 Board Committees: • Audit • Nominating and Governance • Compensation

Mr. Newman has been a Class III director since August 2015. Previously, he was President and Chief Executive Officer and a member of the Board of Directors of Transocean Ltd., a global offshore drilling company, from March 2010 until February 2015. From 1994 to 2010, Mr. Newman was employed by Transocean Ltd. in various management and operational positions. Mr. Newman is a director, and a member of the audit committee, the safety, workplace and project risk committee, and chair of the governance and ethics committee of SNC-Lavalin Group Inc., a worldwide engineering and construction company based in Montreal that also provides operations and maintenance services and invests in infrastructure projects. Mr. Newman is a former director of Rubicon Oilfield International Holdings GP, Ltd., a Houston-based company engaged in the manufacture and sale of drilling and completion tools for the worldwide oil and gas industry, Tidewater, Inc., a leading provider of offshore service vessels to the global energy industry, and Bumi Armada Bhd, a Malaysian-based company that provides offshore production and support vessels to the oil and gas industry worldwide. Mr. Newman holds a Bachelor of Science degree in petroleum engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Qualifications: Mr. Newman was selected to serve as a director due to his executive experience within the oil and gas industry, his international experience and his public company experience.

AMY B. SCHWETZ
Age: 46 Director Since: 2019 Board Committees: • Audit • Nominating and Governance • Compensation

Ms. Schwetz has been a Class III director of the Company since September 2019. She has been Senior Vice President and Chief Financial Officer of Flowserve Corporation, a leading provider of flow control products and services for the global infrastructure markets, since February 2020. From July 2015 to February 2020, she was Executive Vice President and Chief Financial Officer of Peabody Energy Corporation, a global coal company. From June 2013 to July 2015, Ms. Schwetz was Senior Vice President of Finance and Administration – Australia at Peabody. From August 2005 to June 2013, she served in various other financial management positions at Peabody, including as Senior Vice President of Finance and Administration – Americas, Vice President of Investor Relations and Vice President of Capital and Financial Planning. From 1997 to 2005, Ms. Schwetz was employed by Ernst & Young LLP, an international accounting firm, in its audit practice. Ms. Schwetz holds a Bachelor of Science degree in Accounting from Indiana University.

Qualifications: Ms. Schwetz was selected to serve as a director due to her executive experience with a publicly-traded company in the energy industry, her international experience and her extensive financial and accounting background.

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PROPOSAL 1 ELECTION OF DIRECTORS

Information Concerning Class I and Class II Directors

The following sets forth information concerning the Class I and Class II directors whose present terms of office will expire at the 2022 and 2023 annual meetings of stockholders, respectively, including each director’s age as of March 18, 2021, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Class I

ALEXANDER P. SHUKIS
Age: 76 Director Since: 2003 Board Committees: • Audit (Chair) • Nominating and Governance • Compensation

Mr. Shukis has been a Class I director since February 2003. From July 2001 until his retirement in December 2007, Mr. Shukis was the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston.

Qualifications: Mr. Shukis was selected to serve as a director due to his extensive financial and accounting background and his knowledge of the energy industry.

TERENCE B. JUPP
Age: 61 Director Since: 2012 Board Committees: • Compensation (Chair) • Audit • Nominating and Governance

Mr. Jupp has been a Class I director since November 2012. Since April 2015, Mr. Jupp has been Chief Operating Officer of Harbour Energy, Ltd., a company that owns and operates upstream and midstream energy assets globally, and Managing Director of EIG Global Energy Partners, a private energy investment company that is an owner of Harbour Energy. From January 2012 to April 2015, Mr. Jupp served as Chief Operating Officer of CASA Exploration, an oil and gas exploration company. Mr. Jupp was previously employed by Anadarko Petroleum as Vice President International Operations — Americas/Far East and in various management positions for Kerr McGee Oil and Gas domestically and internationally for over 20 years, including as Vice President — International Exploration and Production. Mr. Jupp is a director of Maverick Natural Resources, LLC, a privately held oil and gas company, and Chrysaor Holdings Limited, a privately-held oil and gas company focused on North Sea, both of which are controlled by EIG Global Energy Partners but his position as a director of Chrysaor Holdings Limited is scheduled to end on March 31, 2021. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University.

Qualifications: Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

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PROPOSAL 1 ELECTION OF DIRECTORS

Class II

BLAKE T. DEBERRY
Chief Executive Officer Age: 61 Director Since: 2011

Mr. DeBerry has been a Class II director and the Chief Executive Officer of the Company since October 2011. Mr. DeBerry was also President from October 2011 to May 2020, was Senior Vice President — Sales and Engineering from July 2011 until October 2011, and was Vice President — Dril-Quip Asia-Pacific (which covers the Pacific Rim, Asia, Australia, India and the Middle East) from March 2007 to July 2011. He has been an employee of the Company since 1988 and has held a number of management and engineering positions in the Company’s domestic and international offices. Mr. DeBerry holds a Bachelor of Science degree in mechanical engineering from Texas Tech University.

Qualifications: Mr. DeBerry was selected to serve as a director because he is our Chief Executive Officer, he has extensive knowledge of the Company and its operations and people gained over 30 years and he has demonstrated engineering knowledge and technical expertise.

JOHN V. LOVOI
Chairman of the Board Age: 60 Director Since: 2005 Board Committees: • Nominating and Governance (Chair) • Audit • Compensation

Mr. Lovoi has been a Class II director since May 2005 and Chairman of the Board since October 2011. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi is a director of Helix Energy Solutions Group, an energy services company, and Chairman of the Board of Directors of Epsilon Energy, Ltd., an oil and gas company based in Canada. Mr. Lovoi holds a Bachelor of Science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin.

Qualifications: Mr. Lovoi was selected to serve as a director due to his financial expertise and industry insight, as well as his experience as a director of other public companies.

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CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The offices of Chair of the Board and Chief Executive Officer are currently separate and have been separate since October 2011. At that time, the Board of Directors appointed Mr. Lovoi as Chairman of the Board and Blake T. DeBerry as President and Chief Executive Officer.

The Board does not have a policy requiring either that the positions of the Chair of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chair to direct board operations and lead the Board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. DeBerry to focus on their responsibilities as Chairman and Chief Executive Officer, respectively. The Board believes that the independent board chair helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. Mr. Lovoi, as Chairman, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management. Pursuant to the Audit Committee charter, the Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major risk exposures, including risks associated with information technology, cybersecurity and data privacy and protection, and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into our overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask our executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing our compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

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CORPORATE GOVERNANCE MATTERS

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. Under the NYSE rules then in effect, immaterial relationships that fall within the guidelines were not required to be disclosed separately in proxy statements. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As part of its review, the Board considered ordinary course transactions between the Company and Chrysaor Holdings Limited (“Chrysaor”). In particular, the Board considered that Mr. Jupp served as a member of the Board of Directors of Chrysaor during 2020 and that Chrysaor made payments for products purchased from the Company of approximately $911,882 in 2020. These payments represent approximately 0.013% of the Company’s consolidated gross revenues in 2020, and approximately 0.04% of Chrysaor’s consolidated gross revenues in 2020. The Board also considered that Chrysaor may order additional products from the Company in the future. The Board has concluded that these transactions and relationships do not adversely affect Mr. Jupp’s ability or willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Jupp’s independence. The Board took note of the fact that these transactions were on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that Mr. Jupp had no involvement in negotiating the terms of the purchases or interest in the transactions.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Newman and Shukis and Ms. Schwetz are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Newman and Shukis and Ms. Schwetz are independent under the additional standards for audit committee membership and compensation committee membership under rules of the SEC. The remaining director, Mr. DeBerry, is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

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CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethical Practices

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethical Practices for our directors, officers and employees. The Code of Business Conduct and Ethical Practices, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on the Investors section of our website at www.dril-quip.com. Changes in and waivers to the Code of Business Conduct and Ethical Practices for our directors and executive officers will also be posted on our website.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected in an uncontested election, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

•

As a condition to being nominated to continue to serve as a director, an incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•	As a condition to being nominated, each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found on the Investors section of our website at www.dril-quip.com.

Committees of the Board of Directors

The Board of Directors has appointed three committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, Messrs. Jupp, Lovoi and Newman and Ms. Schwetz. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. In addition, the Company believes that certain other members of the Audit Committee could also qualify as “audit committee financial experts” if needed in the future.

The Board of Directors has approved the Audit Committee Charter, which contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and

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CORPORATE GOVERNANCE MATTERS

regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Compensation Committee

The current members of the Compensation Committee are Mr. Jupp, who serves as Chairman, Messrs. Lovoi, Newman and Shukis and Ms. Schwetz.

The Board of Directors has approved the Compensation Committee Charter, which contains a detailed description of the Compensation Committee’s responsibilities. Under the charter, the Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Jupp, Newman and Shukis and Ms. Schwetz.

The Board of Directors has approved the Nominating and Governance Committee Charter, which contains a detailed description of the Nominating and Governance Committee’s responsibilities. Under the charter, the Nominating and Governance Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. The Nominating and Governance Committee has the authority to engage a third-party consultant at any time.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating and Governance Committee and research. In addition, the Nominating and Governance Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Governance Committee. The Nominating and Governance Committee did not receive any candidate submissions from stockholders during 2019. The Nominating and Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information — Advance Notice Required for Stockholder Nominations and Proposals” below.

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CORPORATE GOVERNANCE MATTERS

Evaluating Candidates

The members of the Nominating and Governance Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating and Governance Committee requires the committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating and Governance Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating and Governance Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating and Governance Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating and Governance Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Board Diversity

The charter of the Nominating and Governance Committee was amended in October 2017 to specifically ensure that qualified women and minority candidates are included in director searches. At the request of the Nominating and Governance Committee, the Company recently engaged a national recruiting firm to assist the Company in its efforts to add a board member, with racial diversity being a primary focus.

Information Regarding Meetings

During 2020, the Board of Directors held five meetings. The Audit Committee met four times, the Nominating and Governance Committee met twice and the Compensation Committee met three times. During 2020, all current directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of the Board of Directors held during the period of such director’s service.

We expect, but do not require, Board members to attend the annual meeting. Last year, all of our Board members attended the annual meeting.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

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CORPORATE GOVERNANCE MATTERS

Stockholders and other interested parties may communicate directly with the Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholder Engagement

In order to seek continued alignment with our stockholders, our executive officers meet with our stockholders from time to time to obtain their views on our performance. The feedback received from our stockholders is also shared with our Board of Directors. Part of the recent feedback from our stockholders focuses on our ability to generate free cash flow on decreased revenues following the industry downturn and the ability to increase bookings. In response, we included a Free Cash Flow element and a Bookings element to our annual cash incentives program for 2021 to increase focus on both improving free cash flow and bookings. We also added a reduced payout schedule to our 2020 performance units such that no more than 150% of 2020 performance shares will be earned in the event our relative total stockholder return is negative. We will continue to regularly engage with our stockholders and consider their feedback on all aspects of our performance.

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RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Overview

For the year ended December 31, 2020, the non-employee Chairman of the Board received an annual fee of $175,000 and the Company’s other non-employee directors received an annual fee of $75,000. In addition, each of the non-employee chairmen of the Nominating and Governance Committee, Compensation Committee and Audit Committee of the Board received a supplemental annual fee of $10,000, $15,000 and $20,000, respectively. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors. Such fees are consistent with the modified director service fees provided by the Company commencing on January 1, 2020.

Under the Company’s 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”), non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. Upon the recommendation of the Compensation Committee, the Board granted 5,867 shares of restricted stock to each of Messrs. Lovoi, Shukis, Jupp and Newman and Ms. Schwetz in October 2020 under the 2017 Incentive Plan. Such shares of restricted stock vest on the first anniversary of the date of grant subject to such director’s continued service through such date.

We maintain stock ownership guidelines applicable to our directors under which each non-employee director is expected to own Dril-Quip common stock valued at five times the then current annual cash retainer paid to such director. If, however, at any time the Chair of the Board is a non-employee and is receiving a retainer greater than that paid to the non-employee directors who are not Chair of the Board, the Chair of the Board is generally expected to own common stock valued at five times the then current annual cash retainer paid to non-employee directors who are not Chair of the Board. New directors are expected to attain the specified level of ownership within five years of becoming a director. At its most recent meeting, the Nominating and Governance Committee confirmed that all directors are in compliance with our stock ownership guidelines.

The following table sets forth a summary of the compensation paid to our non-employee directors in relation to 2020:

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2) (3)	Total
John V. Lovoi	$185,000	$194,590	$379,590
Alexander P. Shukis	$95,000	$153,935	$248,935
Terence B. Jupp	$90,000	$167,514	$257,514
Steven L. Newman	$75,000	$163,292	$238,292
Amy B. Schwetz	$75,000	$156,772	$231,772
(1)

Amounts include fees that each director elected to take in the form of restricted stock. Each director taking fees in the form of restricted stock receives his or her award in an amount equal to 125% of the cash equivalent of his or her fees. This 25% incremental value for awards granted in 2020 has been reflected in the column entitled “Stock Awards”.

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awarded to each of the directors in 2020 with respect to their annual grants pursuant to the 2017 Incentive Plan as well as the portion of the restricted stock issued in 2020 in lieu of cash fees representing a 25% incremental value over the foregone cash fees. If a non-employee director elects to receive restricted stock for his or her fees relating to the fourth quarter of the fiscal year, such shares of restricted stock are granted during the first quarter of the subsequent fiscal year. As such, this column includes restricted stock issued in lieu of fees pertaining to the fourth quarter of 2019 but excludes restricted stock issued in January of 2021 pertaining to foregone fees for the fourth quarter of 2020.

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DIRECTOR COMPENSATION

The aggregate grant date fair values are computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”), in the following total amounts:

Name	Restricted Stock Awards
John V. Lovoi	13,108
Alexander P. Shukis	7,778
Terence B. Jupp	9,490
Steven L. Newman	8,923
Amy B. Schwetz	8,367

Assumptions used in the calculation of this amount are included in footnote 18 to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

(3)

The aggregate number of shares of restricted stock outstanding at December 31, 2020, including restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, held by each director is as follows:

Name	Total Restricted Stock
John V. Lovoi	18,652
Alexander P. Shukis	10,045
Terence B. Jupp	12,986
Steven L. Newman	12,146
Amy B. Schwetz	8,367

Director Stock Compensation Program

We maintain a stock compensation program for non-employee directors under the 2017 Incentive Plan. Under this program, non-employee directors have the option to receive all or a portion of their board and committee fees (but not expenses) in the form of restricted stock awards in an amount equal to 125% of such fees in lieu of cash. Each director may elect to take fees in the form of restricted stock prior to the beginning of the subject calendar year. Each director taking fees in the form of restricted stock receives his or her award attributable to a calendar quarter on or about the first business day of the next calendar quarter in an amount equal to 125% of the cash equivalent of his or her fees, with the number of shares determined by the closing stock price on the last trading day of the calendar quarter for which the fees are being determined. These awards fully vest on the first day of the second calendar year following issuance. The director stock compensation program is intended to encourage non-employee directors to acquire and hold common stock of the Company to align the interests of directors and the Company’s other stockholders. Each of the non-employee directors elected to take all or a portion of their Board fees in the form of restricted stock during 2020, and each of them has elected to take all or a portion of their Board fees in the form of restricted stock during 2021.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We had four named executive officers in 2020:

Named Executive Officer	Title
Blake T. DeBerry (1)	Chief Executive Officer
Jeffrey J. Bird (2)	President and Chief Operating Officer
Raj Kumar (3)	Vice President and Chief Financial Officer
James C. Webster	Vice President — General Counsel and Secretary
(1)	Mr. DeBerry served as our President and Chief Executive Officer until May 14, 2020 when he ceased to serve as President.
(2)	Mr. Bird served as our Senior Vice President — Production Operations and Chief Financial Officer until May 14, 2020 when he was promoted to President and Chief Operating Officer.
(3)	Mr. Kumar served as our Vice President — Finance and Chief Accounting Officer until May 14, 2020 when he was promoted to Vice President and Chief Financial Officer.

The compensation of our named executive officers was determined at the discretion of the Compensation Committee (the “Committee”) and was governed in part by employment agreements entered into with those executives. The employment agreements are described below under “— Employment Agreements with Executive Officers” and “— Potential Payments Upon Termination or Change-in-Control.”

Purposes of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with Company and individual performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters — Committees of the Board of Directors — Compensation Committee.” The Committee normally meets each February to determine annual incentive compensation earned during the prior year and to establish performance targets for the current year annual incentive compensation plan. The Committee also normally meets in October to determine any adjustments to base salaries for our executive officers and to award equity-based compensation. The Committee also meets at other times during the year and acts by written consent when necessary or appropriate.

Our Chief Executive Officer provides recommendations on any adjustments to the base salaries of our other executive officers. Our Chief Executive Officer also periodically reviews and recommends specific performance metrics to be used

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EXECUTIVE COMPENSATION

under our annual cash incentive program. These recommendations are then presented to the Committee for its consideration and approval. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to the Company, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

2020 Compensation Highlights

Compensation determinations made for 2020 reflect our pay-for-performance philosophy and the Company’s intent to align compensation paid to our named executive officers with the interests of our stockholders. The key compensation determinations made with respect to our named executive officers for 2020 are summarized as follows:

•

Management Changes and Related Compensation Decisions. In connection with their respective promotions in May of 2020, the Board granted a promotional equity award with a grant date fair market value of $750,000 to Mr. Bird and a promotional equity award with a grant date fair market value of $450,000 to Mr. Kumar. In addition, the Board approved an increase in Mr. Kumar’s annual cash incentive target for 2020 from 50% to 75% of his base salary, which increase was prorated from May 14, 2020, the date that Mr. Kumar began serving in his new position. The Board also approved an increase in the annual base salary of Mr. Kumar from $300,000 to $350,000, effective May 14, 2020.

•

No Annual Base Salary Changes. The Compensation Committee normally reviews and approves base salary increases for the executive officers at its October meeting. Except for the promotional increase for Mr. Kumar described above, no changes were made to the base salaries of the executive officers in 2020.

•

Termination of Annual Cash Incentive Compensation; No Bonuses Paid. The Company’s annual incentive compensation plan for 2020 was terminated by the Compensation Committee based in part on the recommendation of the Company’s chief executive officer. In May of 2020, the Company’s chief executive officer recommended to the Compensation Committee that no annual incentive compensation should be paid for 2020 due to the significant negative impact of the COVID-19 pandemic on both the Company’s industry and its financial performance, and as part of the Company’s cost cutting efforts in response to the pandemic.

•

Changes to 2020 Performance Unit Award Structure. Performance units awarded in October of 2020 may be earned at 0% to 200% of the target number of units granted based on the Company’s relative total stockholder return over the three year performance period from October 1, 2020 through September 30, 2023, as measured against the constituent companies in the Philadelphia Oil Service Sector Index and, new for this year, the S&P 500 Index. In addition, a negative adjustment factor will be applied to the 2020 Performance Units such that if the Company’s absolute total stockholder return over the three-year performance period is negative, no more than 150% of the target units granted may be earned.

•

2017 Performance Units paid at 183.33% of target. The Company’s total stockholder return ranked in the 83rd percentile of the 12 remaining component companies of the Philadelphia Oil Service Index over the three-year period from October 1, 2017 through September 30, 2020, which resulted in 183.33% of the 2017 performance units vesting in accordance with the award agreements. Despite paying out at 183.33% of target, the actual value of shares delivered to each named executive officer upon settlement of these awards was only 1.054% of the original target grant date value due to declines in our stock price. This further illustrates our shareholder and executive alignment.

•

401(k) Match Suspended. As part of our cost cutting efforts in response to the significant negative impact of the COVID-19 pandemic on both the Company’s industry and its financial performance, the Company suspended matching contributions to the 401(k) retirement accounts of all employees effective July 1, 2020.

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EXECUTIVE COMPENSATION

The ultimate value realized by our long-term compensation grants is heavily influenced by the performance of our stock, both on an absolute basis and relative to the Philadelphia Oil Service Index. The following chart compares the realizable value (as defined below) of long-term compensation grants made during the three-year period beginning on October 1, 2017 and ending on September 30, 2020 to the original grant date fair market value of such grants for each named executive officer.

•

Realizable value is defined as the pre-tax value as of September 30, 2020 of all shares of restricted stock and performance units granted between October 1, 2017 and ending on September 30, 2020 with certain assumptions regarding performance units as discussed below.

•	For the 2017 performance unit grant, the 183.33% vesting level, discussed above, is reflected in the chart.

•	For performance unit awards for which the performance period is not yet complete (2018 grants and 2019 grants), the value is based on our period-to-date results through September 2020.

2021 Compensation Highlights

The Committee made adjustments to the annual cash incentives program for 2021 to better align compensation with the Company’s objectives for 2021. The main changes are as follows:

•	The metrics were changed to focus on Free Cash Flow (70% weighting) and Bookings (30% weighting) to focus management on improving free cash flow and bookings in a challenging industry environment.

•	The bonus payout at target performance was reduced from 100% to 75% of each named executive’s target bonus and the maximum payout was reduced from 200% to 150% of target bonus.

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time, and has continued to engage Meridian Compensation Partners, LLC (“Meridian”), to provide independent advice on executive compensation and evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian reports directly to the Committee, which pre-approves the scope of work and the fees charged. The Committee reviewed and

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EXECUTIVE COMPENSATION

assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements.

In October 2020, at the direction of the Committee, Meridian evaluated the base salary and annual and long-term incentive compensation of our named executive officers. As it had done in prior years for the Committee, Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis.

The peer group data used in October 2020 in relation to compensation for the Company’s named executive officers for 2020 was the same peer group used by Meridian in its October 2019 report to the Committee, except that Hornbeck Offshore Services, Inc. was removed as a result of its bankruptcy and Apergy Corporation is now ChampionX Corp. following its merger with the ChampionX subsidiary of Ecolab. With those changes, the peer group consisted of the following 12 publicly traded oilfield services and equipment companies:

ChamptionX Corp.	Core Laboratories N.V.	Forum Energy Technologies, Inc.
Frank’s International N.V.	Gulf Island Fabrication, Inc.	Helix Energy Solutions Group, Inc.
Newpark Resources, Inc.	Oceaneering International, Inc.	Oil States International, Inc.
SEACOR Marine Holdings Inc.	TETRA Technologies, Inc.	Tidewater Inc.

This peer group represents a group of companies in the oilfield services industry of comparable size to Dril-Quip based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors and ensure our compensation program remains competitive when compared to our competition for executive talent. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Pursuant to Meridian’s recommendations and its own analysis, the Committee has implemented the compensation program for our named executive officers as further described below.

Compensation Matters

In fulfilling its role, the Compensation Committee is authorized to:

•

review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time when and as the Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

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EXECUTIVE COMPENSATION

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of restricted stock and performance unit awards; and

•	benefits such as medical and dental insurance and participation in our 401(k) retirement plan.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash incentive compensation and long-term stock-based incentive awards should be at levels which reflect progress made toward our corporate goals and individual performance. In general, salary level and the target level of annual and long-term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee, often with reference to recommendations by Meridian. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers without their consent.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of performance objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting the target executive compensation levels, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2020 advisory vote on executive compensation and, based upon the strong stockholder support of over 97% of votes cast in favor of our program, believes that its approach to executive compensation is appropriate.

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EXECUTIVE COMPENSATION

The following charts summarize the relative size of base salary and target incentive compensation opportunities for 2020 for each of our named executive officers (excluding bonuses under the annual incentive compensation plan, which were cancelled for 2020).

(1)	Stock Awards calculated using the aggregate grant date fair value of the restricted stock awards and performance unit awards at target award level.

Base Salary

We evaluate base salaries for our named executive officers annually or as warranted by circumstances, including changes in positions. The base salaries for our Chief Executive Officer and our other executive officers are reviewed and approved by the Committee. Our Chief Executive Officer provides recommendations on adjustments to the base salary of our other executive officers. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are subjective and are not based on any formula. As in years past, the Committee and the Chief Executive Officer, as applicable, make an assessment of our actual financial results compared to our overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. In addition, annual adjustments to base salaries also reflect changes or responses to changes in market data.

Mr. Kumar’s annual base salary was increased from $300,000 to $350,000, effective May 14, 2020, in connection with his promotion to the Chief Financial Officer role. In October 2020, the Committee met to review the overall compensation of the named executive officers based on their positions and performance, and in relation to the compensation provided to

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EXECUTIVE COMPENSATION

executives at the Company’s peers. In connection with that review, the Committee decided to maintain the salaries of Messrs. DeBerry, Webster and Kumar at the same levels based on a review of competitive market data and as a result of the decline in the industry environment following the COVID-19 pandemic.

Executive	Prior Base Salary	New Base Salary	Percentage Increase
Blake T. DeBerry	$680,000	$680,000	0%
Jeffrey J. Bird	$460,000	$460,000	0%
Raj Kumar	$300,000	$350,000	17%
James C. Webster	$360,000	$360,000	0%

Annual Cash Incentive Compensation

Our annual incentive compensation program provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year.

2020 Awards. In February 2020, the Compensation Committee approved cash incentive compensation criteria under our 2017 Incentive Plan for executive officers for their performance in 2020 (the “2020 Bonus Criteria”). Under the 2020 Bonus Criteria, each executive’s cash incentive compensation award for 2020 performance was calculated based on:

•

(A) our performance, measured against budgeted Adjusted EBITDA (a non-GAAP financial measure that can be calculated by adjusting EBITDA (calculated as described above) to remove any one-time irregular items, whether gains or losses, including but not limited to stock-based compensation, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses), (B) our Book to Bill Ratio, and (C) our Working Capital Turnover Ratio, in each case in the 12-month period ending December 31, 2020 against target performance for each measure;

•	the executive officer’s achievement of personal objectives; and

•	the annual cash incentive target amounts for each executive officer, which are set by the Committee.

In connection with his promotion, the Board increased Mr. Kumar’s annual cash incentive target for 2020 from 50% to 75% of his base salary, which increase was prorated from May 14, 2020, the date that Mr. Kumar began serving in his new position. The Committee made no other changes to the executive officers’ annual cash incentive target amounts for 2020.

The main changes made to the 2020 Bonus Criteria from the 2019 Bonus Criteria are as follows:

•

A Working Capital Turnover Ratio Element was added as a 25% component to increase focus on improving free cash flow by reducing inventory and accounts receivable and by extending accounts payable terms.

•

With the addition of the Working Capital Turnover Ratio Element, the Adjusted EBITDA Element was reduced to a 50% component in determining the amount of the annual incentives (decreased from 70%), and the Book to Bill Ratio Element was decreased from 30% of the annual incentives determination to 25%.

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EXECUTIVE COMPENSATION

At the beginning of 2020, our Chief Executive Officer proposed, and the Committee approved, our budget for 2020, including Adjusted EBITDA, Book to Bill Ratio and the Working Capital Turnover Ratio. Adjusted EBITDA, Book to Bill Ratio and Working Capital Turnover Ratio, as set forth below, were chosen by the Committee as the relevant Company performance metrics for the 2020 annual cash incentive awards in an effort to balance focus on achieving key financial metrics while improving free cash flow.

	Adjusted EBITDA (50% of Annual Cash Incentive Determination)

	Adjusted EBITDA Performance as % of Budget	Adjusted EBITDA Bonus Target Multiplier
Maximum	119%	200%
Target	100%	100%
Threshold	71%	50%

	Book to Bill Ratio (25% of Annual Cash Incentive Determination)

	Annual Book to Bill Ratio(1)	Book to Bill Multiplier
Maximum	1.4X	200%
Target	1.1X	100%
Threshold	0.8X	50%

	Working Capital Turns (25% of Annual Cash Incentive Determination)

	Working Capital Turn Ratio (1)	Working Capital Turn Multiplier
Maximum	1.4X	200%
Target	1.2X	100%
Threshold	1.0X	50%
(1)

The Working Capital Turn Ratio is the ratio of annual revenues divided by average net working capital. Average net working capital is calculated by adding accounts receivable plus inventory less accounts payable as of January 1, 2020 and as of December 31, 2020 and the dividing that sum by two, excluding any inventory write offs.

The final annual cash incentive payouts are determined using the following formula:

Interpolation is used for determining the Adjusted EBITDA Bonus Target Multiplier, the Book to Bill Multiplier and the Working Capital Turn Multiplier. The sum of the 2020 Adjusted EBITDA Payout, the 2020 Book to Bill Payout and Working Capital Turn Payout was subject to reduction by up to 30% for personal objectives that are not satisfied. Our Committee may use its discretion to adjust the 2020 Adjusted EBITDA Payout or the 2020 Book to Bill Payout or Working

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EXECUTIVE COMPENSATION

Capital Turnover Ratio Element Payout prior to the determination of the extent to which any personal objectives have been met. The determination of whether personal objectives were satisfied is at the discretion of our Chief Executive Officer and the Committee for our executive officers other than our Chief Executive Officer, and at the discretion of the Committee for our Chief Executive Officer.

In May of 2020, the Company’s chief executive officer recommended to the Compensation Committee that no annual incentive compensation should be paid for 2020 due to the significant negative impact of the COVID-19 pandemic on both the Company’s industry and its financial performance, and as part of the Company’s cost cutting efforts in response to the pandemic. As a result, the Company’s annual incentive compensation plan for 2020 was terminated by the Compensation Committee and no payments were made under such plan for 2020.

2021 Awards. In February 2021, the Compensation Committee approved cash incentive compensation criteria under our 2017 Incentive Plan for the annual incentive awards to our executive officers for their performance in 2021 (the “2021 Bonus Criteria”). The 2021 Bonus Criteria will differ from the 2020 Bonus Criteria in the following key respects:

•	The metrics were changed to focus on Free Cash Flow (70% weighting) and Bookings (30% weighting) to focus management on improving free cash flow and bookings in a challenging industry environment.

•	The bonus payout at target performance for each named executive officer was reduced from 100% to 75% of target bonus and the maximum payout was reduced from 200% to 150% of target bonus.

Long-Term Stock-Based Incentive Compensation

In determining the amount, if any, of long-term incentive awards granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total amount of long-term incentive awards granted to an executive over the course of his or her career, together with the retentive effect of additional long-term incentive awards.

The Committee determined that it was appropriate to grant each executive officer awards in an equal number of performance units and restricted stock shares to balance the objectives of retention and performance. For 2020, the division of annual awards under our 2017 Incentive Plan between restricted stock and performance units at target was as follows:

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In October of 2020, after considering the above factors, the Committee approved the following target grant values for our executive officers:

Name	Restricted Stock Value	Target Performance Unit Value
Blake T. DeBerry	$1,400,000	$1,400,000
Jeffrey J. Bird	$650,000	$650,000
Raj Kumar	$375,000	$375,000
James C. Webster	$450,000	$450,000

In addition, the Board also approved the grant of additional long-term restricted stock awards to Messrs. Bird and Kumar in connection with their promotions during 2020.

Restricted Stock Grants. The Committee is responsible for restricted stock grants under our 2017 Incentive Plan. The Committee approves the grant of restricted stock at meetings of the Committee, and generally does not grant restricted stock by written consent. The Committee establishes an award for our named executive officers and a total number of awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. Historically, our grants of equity compensation have been made on October 28, the anniversary of the closing of our initial public offering.

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. DeBerry with 58,675 shares of restricted stock, Mr. Bird with 27,242 shares of restricted stock, Mr. Kumar with 15,716 shares of restricted stock and Mr. Webster with 18,860 shares of restricted stock in October 2020. Messrs. Bird and Kumar were each also awarded 14,804 shares of restricted stock and 8,882 shares of restricted stock, respectively, in May 2020 in connection with their respective promotions. These shares of restricted stock vested or are scheduled to vest in equal installments of one-third on October 28 of each of 2020, 2021 and 2022, subject to the officer’s continued employment through each applicable vesting date.

Performance Units. The Committee also elected to grant to our named executive officers shares of performance units in October 2020 under the 2017 Incentive Plan. The Committee believes that the performance unit awards align executive performance with stockholder interests and focus the officers on long-term performance as the performance units vest over three-year intervals. Under the plan, participants may earn from 0% to 200% of their target number of shares based upon the percentile ranking of the Company’s total shareholder return (“TSR”) compared to the TSR of the component companies of the Philadelphia Oil Service Index and the S&P 500 Index, as set forth in the table below. The TSR is calculated over a 3-year period from October 1, 2020 to September 30, 2023. Newly added for our 2020 performance units in order to promote further alignment with stockholder interests, in the event that the Company’s absolute TSR over the 3-year performance period is negative, a reduced percentage payout schedule is applied, as set forth below. Linear interpolation is used to determine payout for performance between achievement levels.

Percentile Ranking	Percentage Earned	Percentage Earned if Absolute TSR is Negative
90th percentile or above	200%	150%
70th percentile	150%	125%
50th percentile (Target)	100%	100%
30th percentile	50%	50%
Below 30th percentile	0%	0%

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. DeBerry with 58,675 performance units, Mr. Bird with 27,242 performance units, Mr. Kumar with 15,716 performance units and Mr. Webster with 10,105 performance units. Messrs. Bird and Kumar were each also awarded

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EXECUTIVE COMPENSATION

14,804 performance units and 8,882 performance units, respectively, in May 2020 in connection with their respective promotions. The performance units awarded to Messr. Bird and Kumar in May 2020 are scheduled to vest on October 28, 2022 based on the Company’s total stockholder return compared to the total stockholder return of the component companies of the Philadelphia Oil Service Index over the period from October 1, 2019 to September 30, 2022, which is the same performance period as the performance units awarded on October 28, 2019.

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination or change-in-control, which are described under “— Potential Payments Upon Termination or Change-in-Control.” We believe these benefits are consistent with those awarded by our peer group and are beneficial in retaining executives. These benefits are also intended to help ensure each named executive officer’s continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements.

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory defined contribution plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $1.5 million in 2020, which includes an aggregate of $34,486 for our named executive officers’ benefit. As part of our cost cutting efforts in response to the significant negative impact of the COVID-19 pandemic on both the Company’s industry and its financial performance, the Company suspended matching contributions to the 401(k) retirement accounts of all employees effective July 1, 2020.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of Blake T. DeBerry, Chief Executive Officer, Jeffrey J. Bird, President — Chief Operating Officer, Raj Kumar, Vice President — Chief Financial Officer, and James C. Webster, Vice President — General Counsel and Secretary. For more information on these agreements, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Stock Ownership Guidelines

To align the interests of our executive officers and stockholders, we maintain the stock ownership guidelines described below for our executive officers and our non-employee directors. Under the guidelines, our executives should own Dril-Quip common stock having a market value based on the following multiples of base salary:

Executive	Multiple of Base Salary
CEO	5x
President	4x
Other Executive Officers	3x

For purposes of the guidelines, the ownership requirement is determined based on the executive’s current base salary. The base salary multiple amount is converted to a fixed number of shares using the average closing price of our common stock for the prior calendar year.

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In addition to shares owned outright, unvested restricted stock awards, the target number of unvested performance units, and shares held by immediate family members of the executive officer residing in the same household are counted towards the guidelines. Newly hired or recently promoted officers are given a period of five years from such hiring or promotion to comply with these guidelines. The Committee reviews our executive officers’ stock holdings annually to monitor compliance with these guidelines. As of the date hereof, each of our executive officers and non-employee directors is in compliance with our stock ownership guidelines.

Hedging and Pledging Policy

We maintain a policy prohibiting directors and executive officers from entering into speculative transactions in our common stock. Our other employees are not covered by this policy. The hedging policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our common stock by directors or executive officers. We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the director or executive officer continues to own the underlying common stock without all the risks or rewards of ownership, and the pledging by directors or executive officers of our common stock as collateral for a loan or for any other purpose.

Impact of Accounting and Tax Treatments

Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We have valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer and certain other executive officers (“covered employees”). However, for 2017 and prior years, any compensation paid to our Chief Executive Officer and covered employees that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, there is no longer any exception for qualified performance-based compensation. However, it may be possible for performance awards that were outstanding as of November 2, 2017 to continue to qualify as qualified performance-based compensation for such purposes so long as the awards are not modified in any material respect after such date (and assuming that the awards otherwise satisfy any transition relief guidance issued by the Internal Revenue Service).

Without the performance-based compensation exception under Section 162(m) or the transition relief described above, it is expected that any compensation deductions (other than grandfathered amounts) for our covered executives, including our named executive officers, will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee continues to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.

Stockholder Advisory “Say-on-Pay” Vote

At our 2021 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2021 annual meeting will not be binding

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EXECUTIVE COMPENSATION

upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 3: Advisory Vote to Approve Executive Compensation” beginning on page 43.

The advisory vote at our 2021 annual meeting will be our eleventh “say-on-pay” vote. We conducted a say-on-pay vote at our 2020 annual meeting at which an advisory resolution approving the compensation of our named executive officers, as disclosed in our proxy statement for such annual meeting, was approved by approximately 97% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Committee has not made any changes to our overall executive compensation program as a direct result of the vote.

At our 2017 annual meeting, we conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which the Board of Directors recommended that our stockholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2017 annual meeting, approximately 93% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, a minimal number of shares were voted in favor of holding future votes once every two years, and approximately 7% voted in favor of holding future votes once every three years. In May 2017, we disclosed that, in accordance with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

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Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Terence B. Jupp
John V. Lovoi
Steven L. Newman
Amy B. Schwetz Alexander P. Shukis

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of Mr. DeBerry, our Chief Executive Officer, Mr. Bird, our President and Chief Operating Officer, Mr. Kumar, our Vice President — Chief Financial Officer, and Mr. Webster, our Vice President — General Counsel and Secretary (collectively, the “named executive officers”), for services rendered in all capacities during 2018, 2019 and 2020:

	Year	Salary		Stock Awards (1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Blake T. DeBerry Chief Executive Officer	2020	$680,000		$3,280,520		—	$25,308	$3,985,828
	2019	$622,200		$2,923,827		$817,200	$25,285	$4,388,512
	2018	$612,000		$2,947,813		$525,300	$11,860	$4,096,973
Jeffrey J. Bird President and Chief Operating Officer	2020	$460,000		$2,469,964	(4)	—	$26,444	$2,956,408
	2019	$460,000		$1,757,394		$609,600	$26,800	$2,853,794
	2018	$451,154		$1,020,386		$367,000	$14,005	$1,852,545
Raj Kumar Vice President — Chief Financial Officer	2020	$331,800	(5)	$1,446,775	(6)	—	$23,244	$1,801,819
	2019	$280,050		$413,184		$166,500	$26,800	$886,534

James C. Webster Vice President — General Counsel and Secretary	2020	$360,000		$1,054,463		—	$24,290	$1,438,753
	2019	$351,500		$939,765		$350,500	$26,800	$1,668,565
	2018	$323,019		1,020,386		$205,700	$13,420	1,562,525

(1)

Amounts reflect the aggregate grant date fair value of restricted stock awards and performance unit awards computed in accordance with ASC 718. With respect to performance unit awards, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in footnote 18 to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021. The maximum value at the grant date of performance unit awards assuming the highest level of performance is achieved is as follows:

Name	Year	Maximum Value of Performance Unit Awards ($)
Blake T. DeBerry	2020	3,761,068
Jeffrey J. Bird	2020	2,889,969
Raj Kumar	2020	1,693,619
James C. Webster	2020	1,208,926

(2)

Amounts shown for 2018 and 2019 reflect short-term incentive awards earned with respect to performance in the designated year and paid in the following year. No annual short-term incentive awards were paid for 2020 as a result of the impact of COVID-19 on the Company.

(3)

The amounts shown for 2020 include our matching contributions to 401(k) accounts in the amount of $9,108 for Mr. DeBerry, $10,244 for Mr. Bird, $7,044 for Mr. Kumar and $8,090 for Mr. Webster as well as an automobile allowance for each of the named executive officers in the amount of $16,200.

(4)

The amount shown for Mr. Bird includes restricted stock and performance unit awards granted to Mr. Bird in connection with his promotion to President — Chief Operating Officer of the Company in May 2020.

(5)	The amount shown for Mr. Kumar reflects an increase in his annual base salary from $300,000 to $350,000, effective May 14, 2020.
(6)

The amount shown for Mr. Kumar includes restricted stock and performance unit awards granted to Mr. Kumar in connection with his promotion to Vice President — Chief Financial Officer of the Company in May 2020.

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Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards during 2020.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Blake T. DeBerry		$340,000	$680,000	$1,360,00
	10/28/2020							58,675	$1,399,986
	10/28/2020				29,337	58,675	117,350		$1,880,534
Jeffrey J. Bird		$230,000	$460,000	$920,000
	10/28/2020							27,242	$649,994
	10/28/2020				13,621	27,242	54,484		$873,106
	5/14/2020							14,804	$374,985
	5/14/2020				7,402	14,804	29,608		$571,879
Raj Kumar		$110,775	$221,550	$443,100
	10/28/2020							15,716	$374,984
	10/28/2020				7,858	15,716	31,432		$503,698
	5/14/2020							8,882	$224,981
	5/14/2020				4,441	8,882	17,764		$343,112
James C. Webster		$135,000	$270,000	$540,000
	10/28/2020							18,860	$450,00
	10/28/2020				9,430	18,860	37,720		$604,463
(1)

The estimated payouts under non-equity incentive plan awards were based on the terms of the 2020 Bonus Criteria. The maximum payout amount (as shown in the Maximum column) was 200% of target for all of our named executive officers. The target payout amount (as shown in the Target column) was 100% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 50% of target for all of our named executive officers. The amount shown for 2020 for Mr. Kumar reflects an increase in his annual cash incentive target for 2020 from 50% to 75% of his base salary but such increase was prorated from May 14, 2020, which is the date that Mr. Kumar began serving in his new position. As noted in the Summary Compensation Table, no annual short-term incentive awards were paid for 2020 as a result of the impact of COVID-19 on the Company.

(2)

Reflects performance unit awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards for each officer. The performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the 14 component companies of the Philadelphia Oil Service Index and the S&P 500 Index return over the period from October 1, 2020 to September 30, 2023, with payouts capped at 150% of target if the Company’s absolute total shareholder return for such period is negative. Messrs. Bird and Kumar also received an award of performance units in connection with their promotions. Such awards vest on October 28, 2022 based on the on the Company’s total stockholder return compared to the total stockholder return of the 14 component companies of the Philadelphia Oil Service Index over the period from October 1, 2019 to September 30, 2022.

(3)

The 2020 restricted shares granted on October 28, 2020 vest in 33 1/3% increments annually beginning on October 28, 2021. Messrs. Bird and Kumar also received an award of restricted stock on May 14, 2020 in connection with their promotions. Such awards vest in one-third tranches on October 28th of each of 2020, 2021 and 2022.

(4)

Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 18 to our audited consolidated financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option, restricted stock and performance unit awards held by each named executive officer as of December 31, 2020:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	Exercisable	Unexercisable
Blake T. DeBerry
	15,000	—	—	68.43	10/28/2021
						10,056	(a)	$297,859
						20,959	(b)	$620,806
						58,675	(c)	$1,737,954
									60,338	(f)	$1,787,212
									20,121	(g)	$595,893
									58,675	(h)	$1,737,954
Jeffrey J. Bird
						3,481	(a)	$103,107
						9,731	(b)	$288,232
						9,523	(d)	$282,071
						9,869	(e)	$292,320
						27,242	(c)	$806,908
									20,886	(f)	$618,643
									9,341	(g)	$276,693
									9,475	(g)	$280,636
									27,242	(h)	$806,908
Raj Kumar
						1,084	(a)	$32,108
						2,245	(b)	$66,497
						2,380	(c)	$70,496
						5,921	(d)	$175,380
									2,156	(g)	$63,874
									5,684	(g)	$168,374
									15,716	(h)	$465,508
James C. Webster	8,000	—	—	68.43	10/28/2021
						3,481	(a)	$103,107
						6,737	(b)	$199,550
						18,860	(c)	$558,633
									20,886	(f)	$618,643
									6,467	(g)	$191,558
									18,860	(h)	$558,633
(a)	The restricted stock awards vest on October 28, 2021.
(b)	The restricted stock awards vest in two annual installments on October 28, 2021 and October 28, 2022.
(c)	The restricted stock awards vest in one-third increments over a three-year period beginning on October 28, 2021, the first anniversary of the date of grant.
(d)	These restricted stock awards granted to Mr. Bird and Mr. Kumar in connection with their respective promotions will cliff-vest on October 28, 2021.
(e)	These restricted stock awards granted to Mr. Bird and Mr. Kumar in connection with their respective promotions will vest on October 28 of each of 2020, 2021 and 2022.
(f)

The performance unit awards are shown at maximum amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 14 remaining component companies of the Philadelphia Oil Service

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Index over the period from October 1, 2018 to September 30, 2021. Based on the Company’s total stockholder return compared to the total stockholder return of the 14 remaining component companies of the Philadelphia Oil Service Index over the period from October 1, 2018 to December 31, 2019, the provided amounts reflect maximum payout of the awards.
(g)

The performance unit awards are shown at the threshold level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the 14 component companies of the Philadelphia Oil Service Index over the period from October 1, 2019 to September 30, 2022.

(h)

The performance unit awards are shown at the target level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the 14 component companies of the Philadelphia Oil Service Index and the S&P 500 Index over the period from October 1, 2020 to September 30, 2023.

Option Exercises and Stock Vested

The table immediately below indicates the number and value of stock awards vested during 2020. None of our named executive officers exercised any stock options during 2020.

	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Blake T. DeBerry	—	—	88,407	2,109,391
Jeffrey J. Bird	—	—	36,773	877,404
Raj Kumar	—	—	6,092	145,355
James C. Webster	—	—	30,341	723,936

CEO Pay Ratio

The table below sets forth comparative information regarding:

•

the annual total compensation of our Chief Executive Officer, Mr. DeBerry, for the year ended December 31, 2020, determined using the amount reported in the “Total” column of the Summary Compensation Table above;

•

the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2020, determined on the basis described below; and

•	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2020, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

•

used annual base salary (defined as the fixed portion of each employee’s compensation arrangements and that is paid without regard to our financial or operational performance in a given year) and annual cash incentive, as determined from the Company’s payroll and finance records for the year ended December 31, 2020, as our consistently applied compensation measure;

•	included the aggregate grant date fair value of equity-based incentive compensation awards;

•

included all worldwide employees of the Company and its consolidated subsidiaries as of December 31, 2020 (the “Measurement Date”), without regard to their location or compensation arrangements or whether employed on a full-time or part-time basis;

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•	converted annual base salary and annual cash incentive to U.S. dollars using foreign currency exchange rates as of the Measurement Date;

•	annualized the compensation for any full-time or part-time employees that were hired in 2020 but were not employed by the Company or its consolidated subsidiaries for all of 2020;

•	did not include any cost-of-living adjustments; and

•	did not use statistical sampling.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2020 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$3,985,828
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$67,730
Ratio of (A) to (B)	59:1

Given the global distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. We believe that the sum of annual base salary, annual cash incentive and the aggregate grant date fair value of equity-based incentive compensation awards is an appropriate, consistently applied compensation measure that provides a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and finance records and the methodology described above. Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Potential Payments Upon Termination or Change-in-Control

Named Executive Officers

We are parties to employment agreements with Blake T. DeBerry, Chief Executive Officer, Jeffrey J. Bird, President — Chief Operating Officer, Raj Kumar, Vice President — Chief Financial Officer and James C. Webster, Vice President — General Counsel and Secretary, the terms of which are described below and above under “Employment Agreements with Executive Officers”.

If an executive’s employment is terminated by us without cause (as defined in the employment agreement) and prior to a change of control period (as defined in the employment agreement), the executive will be entitled to (i) a lump sum cash payment equal to the executive’s base salary through the termination date together with compensation for accrued vacation time (the “Accrued Amount”), (ii) a lump sum cash payment equal to two times the executive’s annual base salary, in the case of Mr. DeBerry, and one times the annual base salary, in the case of Messrs. Bird, Kumar, and Webster, and (iii) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years, in the case of Mr. DeBerry, or one year, in the case of Messrs. Bird, Kumar, and Webster.

If an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in the employment agreement) and during a change of control period, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to three times the executive’s annual base salary, in the case of Mr. DeBerry, and two times the annual base salary, in the case of Messrs. Bird, Kumar, and Webster, (iii) a lump sum cash payment equal to a pro rata portion of the greater of the annual cash incentive target for the year of termination or the average annual cash incentive paid for the three most recent performance periods (as defined in the employment agreement),

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EXECUTIVE COMPENSATION

(iv) a lump sum cash payment in an amount equal to three times, in the case of Mr. DeBerry, and two times, in the case of Messrs. Bird, Kumar, and Webster, the greater of the annual cash incentive target for the year of termination or the average annual cash incentive paid for the three most recent performance periods (as defined in the employment agreement), (v) immediate vesting of any stock options, restricted stock and performance units previously granted to the executive and outstanding as of the time immediately prior to the date of his termination, and (vi) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, in the case of Mr. DeBerry, or two years, in the case of Messrs. Bird, Kumar, and Webster.

If an executive’s termination is with cause at any time, other than for good reason during a change of control period (as defined in the employment agreement) or due to death or disability, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due.

Each executive is also subject to a perpetual covenant not to use or disclose our trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

In the event the change-of-control severance benefits payable to the executive under the employment agreement subject the executive to the “parachute payment” excise tax under Section 4999 of the Code (“Excise Tax”) and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the Excise Tax, was less than the amount the executive would receive if he were paid three times his “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount. No Excise Tax “gross-up payment” will be made to or on behalf of the executive by us.

The tables set forth below show potential payments to our named executive officers under their existing employment agreements upon termination of employment, assuming a December 31, 2020 termination date.

Blake T. DeBerry

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$26,121	$26,121	$26,121

Base Salary Severance Payment (2)	1,360,000	2,040,000	—

Pro Rated Cash Incentive Amount (3)	—	680,000	—

Additional Cash Incentive Amount (3)	—	2,040,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	6,219,400	—

Continued Insurance Coverage (5)	28,258	43,823	—

Total	$1,414,379	$11,049,344	$26,121
(1)	Based on 80 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2020.
(3)

Calculated using a target annual cash incentive amount of $680,000, which, as of December 31, 2020, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

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EXECUTIVE COMPENSATION

(4)

Calculated based on (i) the positive difference (if any) between the closing price of Dril-Quip common stock on December 31, 2020 ($29.62) and the exercise price of unvested stock options as of such date, in the case of stock options, (ii) the closing price of Dril-Quip common stock on December 31, 2020 ($29.62) in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under FASB ASC 715-60 (“ASC 715-60”), Employer’s Accounting for Postretirement Benefits Other than Pensions.

Jeffrey J. Bird

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$11,648	$11,648	$11,648

Base Salary Severance Payment (2)	460,000	920,000	—

Pro Rated Cash Incentive Amount (3)	—	460,000	—

Additional Cash Incentive Amount (3)	—	920,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	3,759,696	—

Continued Insurance Coverage (5)	12,364	25,557	—

Total	$484,012	$6,096,901	$11,648
(1)	Based on 53 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2020.
(3)

Calculated using a target annual cash incentive amount of $460,000, which, as of December 31, 2020, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)	Calculated based on (i) the closing price of Dril-Quip common stock on December 31, 2020 ($29.62) and (ii) performance unit payout at target amount.
(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

James C. Webster

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$13,581	$13,581	$13,581

Base Salary Severance Payment (2)	360,000	720,000	—

Pro Rated Cash Incentive Amount (3)	—	270,000	—

Additional Cash Incentive Amount (3)	—	540,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	2,028,555	—

Continued Insurance Coverage (5)	12,364	25,557	—

Total	$385,945	$3,597,693	$13,581

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(1)	Based on 78 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2020.
(3)

Calculated using a target annual cash incentive amount of $360,000, which, as of December 31, 2020, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the positive difference (if any) between the closing price of Dril-Quip common stock on December 31, 2020 ($29.62) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 31, 2020 ($29.62) in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Raj Kumar

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$6,473	$6,473	$6,473

Base Salary Severance Payment (2)	350,000	700,000	—

Pro Rated Cash Incentive Amount (3)	—	262,500	—

Additional Cash Incentive Amount (3)	—	525,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	1,638,341	—

Continued Insurance Coverage (5)	17,602	36,385	—

Total	$374,075	$3,168,699	$6,473
(1)	Based on 38 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2020.
(3)

Calculated using a target annual cash incentive amount of $350,000, which, as of December 31, 2020, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)	Calculated (i) based on the closing price of Dril-Quip common stock on December 31, 2020 ($29.62) and (ii) performance unit payout at target amount.
(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

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EXECUTIVE COMPENSATION

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2019 with management and has discussed with PricewaterhouseCoopers LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with PricewaterhouseCoopers LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

Alexander P. Shukis

Terence B. Jupp

John V. Lovoi

Steven L. Newman

Amy B. Schwetz

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PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2    APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2021. PwC has acted as independent registered public accounting firm for us since May 2014. The Board of Directors recommends the approval of PwC as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2021.

Fees Paid to PwC

Aggregate fees for professional services rendered for us by PwC as of or for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
1. Audit	$1,844,600	$1,819,300
2. Audit Related	—	—
3. Tax	20,000	20,000
4. All Other	17,700	2,700
Total:	$1,882,300	$1,842,000

Audit fees for 2020 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2020 were for tax technical support procedures on preparing the statutory accounts and tax papers for the Norwegian branch of a subsidiary. All Other fees for 2020 were for a software subscription that provides technical accounting guidance and for assistance with SEC matters.

Audit fees for 2019 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2019, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2019 were for tax technical support procedures on preparing the statutory accounts and tax papers for the Norwegian branch of a subsidiary. All Other fees for 2019 were for a software subscription that provides technical accounting guidance.

Representatives of PwC are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will

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PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

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PROPOSAL 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 3     ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the 2021 Annual Meeting of Stockholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Executive Compensation — Compensation Discussion and Analysis” beginning on page 18 describes our executive compensation program and the related decisions made by the Compensation Committee in 2020 and the beginning of 2021 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 32, which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including under “Executive Compensation — Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2020, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently hold say on pay votes every year and expect the next say on pay vote after the 2021 Annual Meeting will be held at our 2022 Annual meeting of Directors.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions will not be included in the tabulation of votes cast on this matter.

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

PROPOSAL 4    APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

The Board of Directors recommends that the Company’s stockholders approve an amendment to the 2017 Omnibus Incentive Plan of Dril-Quip, Inc. (the “Existing 2017 Plan” and as so amended the “Amended 2017 Plan”), as described below.

Background

On February 14, 2017, the Board of Directors approved the Existing 2017 Plan to replace the 2004 Incentive Plan of Dril-Quip, Inc. (the “Prior Plan”). The Existing 2017 Plan was approved by our stockholders at the annual meeting of stockholders held on May 12, 2017. On February 23, 2021, our Board of Directors approved the Amended 2017 Plan, which amends the Existing 2017 Plan to increase the number of shares available for issuance thereunder by 1,900,000 shares, subject to approval by our stockholders.

The Company anticipates that its equity-based compensation needs will soon exceed the remaining shares available for issuance under the Existing 2017 Plan. If the Amended 2017 Plan is not approved by our stockholders, then we will not be able to continue our equity-based long-term incentive program, and we may be required to significantly increase the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees. Upon the recommendation of the Compensation Committee, the Board therefore approved the Amended 2017 Plan, subject to the receipt of stockholder approval at the 2021 annual meeting.

Other than the increase to the number of shares available for issuance thereunder, no other material changes are being proposed to the Existing 2017 Plan.

We are asking stockholders to consider and vote upon a proposal to approve the Amended 2017 Plan. Stockholder approval of the Amended 2017 Plan will also constitute approval for purposes of satisfying the stockholder approval requirements under Section 422 of the Code so that the Committee may grant incentive stock options to our employees.

The following table sets forth certain information about the Amended 2017 Plan, as well as the Existing 2017 Plan:

Common shares outstanding as of March 18, 2021	35,428,778

Number of additional shares being requested under the Amended 2017 Plan	1,900,000

Number of shares available for future awards under the Existing 2017 Plan at March 18, 2021(1)	7,581

Number of shares subject to outstanding stock options at March 18, 2021	57,625

Number of shares subject to full value awards outstanding at March 18, 2021, including restricted stock units, deferred stock units and awards of performance units(2)	867,189

Maximum option term	10 years

Minimum exercise price (relative to the market value on date of grant)	100%

Weighted average remaining term of outstanding options as of March 18, 2021	7.3 months

Weighted average exercise price of outstanding options as of March 18, 2021	$68,43

Approximate number of shares available for awards under the Amended 2017 Plan if this proposal is approved	1,907,581
(1)	The number shown in this table assumes the grant of a target number of performance unit awards.
(2)	The number shown in this table is based on the target number of outstanding performance unit awards.

If the Amended 2017 Plan is approved, the Company’s total potential dilution from the shares available for issuance under its equity incentive plans would increase from 2.6% as of March 18, 2021 to 8.0%.

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

The Company manages its long-term dilution goal by monitoring its burn rate, which represents the number of shares subject to equity awards that it grants annually. Burn rate shows how rapidly a company is depleting its shares reserved for equity compensation plans and is defined as the number of shares granted under the Company’s equity incentive plans divided by the weighted average number of common shares outstanding at the end of the year. The Company has calculated the burn rate under the Existing 2017 Plan and the Prior Plan for the past three years, as set forth in the following table:

	Options Granted	Full-Value Shares Granted (1)	Weighted Average Number of Common Shares Outstanding	Burn Rate

Fiscal year 2018	0	254,991	37,075,000	0.69%

Fiscal year 2019	0	416,525	35,839,000	1.16%

Fiscal year 2020	0	567,203	35,260,000	1.61%
(1)	The numbers shown in this column include performance unit awards that vested each year.

The three-year average burn rate is 1.15%. When considering the size of the share reserve under the Amended 2017 Plan, the Compensation Committee also reviewed, among other things, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the Amended 2017 Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the Compensation Committee currently anticipates that the additional 1,900,000 shares under the Amended 2017 Plan, in combination with the shares remaining available under the Existing 2017 Plan and the shares added back to the Existing 2017 Plan from forfeitures or cash settlement of awards previously granted, are expected to satisfy the Company’s equity compensation needs for approximately 3.5 years of similar levels of awards to prior years. However, the actual plan duration will depend upon a variety of factors, such as future stock prices and long-term incentive program participation levels, values and award mixes.

The closing price of a share of our common stock on the New York Stock Exchange on March 18, 2021 was $35.59.

Best Practices

•

Independent Oversight. The Compensation Committee, composed solely of independent directors, will approve all grants made to employees under the Amended 2017 Plan; provided, however, that the Committee may delegate to the Board or any committee of the Board, to the Chief Executive Officer and to any of our other senior officers its duties under the Amended 2017 Plan pursuant to such conditions or limitations as the Compensation Committee may establish, except that such delegation will not extend to the authority to make awards to participants who are subject to Section 16 of the Exchange Act.

•

No Repricing of Options or SARs. The Amended 2017 Plan prohibits repricing, replacement and regranting of stock options or stock appreciation rights (“SARs”) at lower prices unless approved by our stockholders.

•	No Discounted Options or SARs. Stock options and SARs may not be granted with an exercise price below the closing price of our common stock on the date of grant.
•	No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or SARs.
•	Limited Terms for Options and SARs. Stock options and SARs granted under the Amended 2017 Plan are limited to 10-year terms.
•

No Liberal Share Counting. Shares that are tendered by a participant or withheld as the result of net settlement of an award or as payment for the option price, and shares repurchased in the open market with the proceeds of the payment of the exercise price of options will not become available again for awards under the Amended 2017 Plan.

•	No Dividends or Dividend Equivalents Paid on Unvested Awards. Any dividends or dividend equivalents will only be paid if the underlying shares vest pursuant to the terms of the award.
•

Minimum Vesting. All awards (other than cash awards) shall have a minimum vesting period or restriction period, as applicable, of one year from the date of grant; provided, however, that awards with respect to up to five percent of the

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

shares of common stock authorized for grant pursuant to the Amended 2017 Plan may have a vesting period or restriction period, as applicable, of less than one year.
•

Annual Limitation on Director Awards and Compensation. The aggregate grant value of awards and cash compensation paid to any individual non-employee director may not exceed $1,000,000 in any calendar year.

•	Clawback or Recoupment. All awards granted under the Amended 2017 Plan will be subject to any clawback policy adopted by us.

•

No Transferability. Unless otherwise provided in the applicable award agreement, awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

•

No “Evergreen” Provision. Shares authorized for issuance under the Amended 2017 Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our stockholders.

•	No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.
•	No Tax Gross-Ups. Participants do not receive tax gross-ups under the Amended 2017 Plan.

Description of the Amended 2017 Plan

Provided below is a summary of the principal features of the Amended 2017 Plan. The summary does not purport to be a complete description of all the provisions of the Amended 2017 Plan, which is attached hereto as Exhibit A.

Eligibility. Our employees, the employees of our subsidiaries and our directors are eligible to be considered for awards under the Amended 2017 Plan. Individuals who have agreed to become an employee of us or our subsidiaries or a director within six months after the date of grant are also eligible for awards under the Amended 2017 Plan. As of March 18, 2021, approximately 1,420 individuals would be eligible for grants of awards under the Amended 2017 Plan.

Shares Available for Awards. The Amended 2017 Plan provides that up to 3,400,000 shares of common stock may be issued, all of which may be issued as incentive stock options under Section 422 of the Code. Shares of common stock will be made available either from authorized but unissued shares or from treasury shares that have been issued but reacquired by us.

Shares subject to awards under the Amended 2017 Plan that are forfeited, terminated, expire unexercised, settled in cash or exchanged for consideration that does not involve common stock will again become available for awards under the Amended 2017 Plan. Shares that are tendered by a participant or withheld as the result of net settlement of an award or as payment for the option price and shares repurchased in the open market with the proceeds of the payment of the exercise price of options will not become available again for awards under the Amended 2017 Plan.

The Board may make appropriate adjustments in the number of shares available under the Amended 2017 Plan and the per person award limits noted below to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders or other similar event.

Plan Administration. The Committee, which is composed entirely of independent directors, has been designated by the Board to administer all employee awards under the Amended 2017 Plan. The Committee has the discretion to determine the eligible employees who will be granted awards, the sizes and types of such awards and the terms and conditions of such awards, subject to the limitations set forth in the Amended 2017 Plan. The Board has the discretion to determine and grant awards to our directors, along with the sizes and types of such director awards and the terms and conditions of such awards, subject to the limitations set forth in the Amended 2017 Plan. The Committee, with respect to employee awards, and the Board, with respect to director awards, has full and final authority to interpret the Amended 2017 Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the Amended 2017 Plan. The Committee may delegate any of its authority related to awards to participants who are not subject to Section 16(b) of the Exchange Act to the Board or any other committee of the Board, to the Chief Executive Officer or to any of our other senior officers.

The Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any award, waive any restrictions or other

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

provision of the Amended 2017 Plan or in any award or otherwise amend or modify any award in any manner that is either (1) not adverse to that participant holding the award or (2) consented to by that participant. However, except in connection with a transaction involving the Company or its capitalization, the terms of outstanding awards may not be amended without approval of the stockholders of the Company to (1) reduce the exercise price of outstanding options or SARs, (2) cancel, exchange, substitute, buy out or surrender outstanding options or SARs in exchange for cash or other awards, (3) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of our common stock are listed or (4) permit the grant of any stock options or SARs that contain a so-called “reload” feature under which additional stock options, SARs or other awards are granted automatically to the participant upon exercise of the original stock option or SAR.

Employee Awards

Stock Options. The Amended 2017 Plan provides for the granting to employees of incentive stock options, which are intended to comply with Section 422 of the Code, and to employees and non-employee directors of non-qualified stock options. A stock option is a right to purchase a specified number of shares of common stock at a specified grant price. All stock options granted under the Amended 2017 Plan must have an exercise price per share that is not less than the fair market value (as defined in the Amended 2017 Plan) of common stock on the date of grant. The grant price, number of shares, terms and conditions of exercise, whether a stock option may qualify as an incentive stock option under the Code, and other terms of a stock option grant will be fixed by the Committee as of the grant date. The term of each stock option may not be longer than ten years from the date of grant; provided, however, that if the term of a non-qualified stock option expires when trading in the common stock is prohibited by applicable law or the Company’s insider trading policy (as then in effect), then the term of such non-qualified stock option shall expire on the 30th day after the expiration of such prohibition. Stock options may not be repriced, including by means of a substitute award.

The exercise price of any stock option must be paid in full at the time the stock is delivered to the optionee. The price must be paid in cash or, if permitted by the Committee and elected by the participant, by means of tendering previously owned shares of common stock or shares issued pursuant to an award under the Amended 2017 Plan or another equity compensation plan.

Stock Appreciation Rights. The Amended 2017 Plan also provides for the granting of SARs to employees and non-employee directors. An SAR is a right to receive a payment, in cash or common stock, equal to the excess of the fair market value of a specified number of shares of common stock over a specified grant price. The term of each SAR may not be longer than ten years from the date of grant; provided, however, that if the term of an SAR expires when trading in the common stock is prohibited by applicable law or the Company’s insider trading policy (as then in effect), then the term of such SAR shall expire on the 30th day after the expiration of such prohibition. The terms of an SAR will be established by the Committee.

Stock Awards. The Amended 2017 Plan also provides for the granting of stock awards, restricted stock and restricted stock units (collectively, “stock awards”) to employees and non-employee directors that consist of grants of common stock or units denominated in common stock. The terms, conditions and limitations applicable to any stock award will be decided by the Committee. At the discretion of the Committee, the terms of a stock award may include rights to receive dividends or dividend equivalents; provided that any dividends or dividend equivalents payable in connection with any stock award (as provided in the applicable award agreement) may accrue but will not, in any event, be payable until the expiration of the restriction period of the underlying stock award.

Cash Awards. The Amended 2017 Plan also provides for the granting of cash awards to employees and non-employee directors. The terms, conditions and limitations applicable to any cash awards granted pursuant to the Amended 2017 Plan will be determined by the Committee.

Performance Awards. At the discretion of the Committee, any of the above-described awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more future performance goals. The terms, conditions and limitations applicable to any performance award will be determined by the Committee.

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

The Committee may base a performance goal on one or more of the following business criteria that may be applied to the employee, one or more of our business units or the applicable sector, or to the Company as a whole: earnings per share; earnings per share growth; total shareholder return; economic value added; cash return on capitalization; increased revenue; revenue ratios (per employee or per customer); net income; stock price; market share; return on equity; return on assets; return on capital; return on capital compared to cost of capital; shareholder value; net cash flow; operating income; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); cash flow; cash flow from operations; cost reductions; cost ratios (per employee or per customer); proceeds from dispositions; project completion time and budget goals; net cash flow before financing activities; total market value; sales booking and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses.

Award Limitations. Under the Amended 2017 Plan, no employee may be granted during any calendar year:

•	stock options and/or SARs covering more than 1,000,000 shares of common stock;

•	stock awards covering more than 225,000 shares of common stock; or

•	cash awards (including performance awards) in respect of any calendar year having a value determined on the grant date in excess of $10,000,000.

Minimum Vesting. All awards (other than cash awards) shall have a minimum vesting period or restriction period, as applicable, of one year from the date of grant; provided, however, that awards with respect to up to five percent of the shares of common stock authorized for grant pursuant to the Amended 2017 Plan may have a vesting period or restriction period, as applicable, of less than one year.

Director Awards. The Board may grant awards to non-employee directors in accordance with the same terms governing all other awards under the Amended 2017 Plan other than incentive stock options. The Board will administer director awards. The aggregate grant value of awards and cash compensation paid to any individual non-employee director may not exceed $1,000,000 in any calendar year.

Deferred Payment. At the discretion of the Committee, amounts payable in respect of awards granted under the Amended 2017 Plan may be deferred. Any deferred payment may be forfeited if and to the extent that the terms of the applicable award so provide.

Amendment, Modification and Termination. The Board may amend, modify, suspend or terminate the Amended 2017 Plan at any time for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, no amendment that would adversely affect the rights of any participant under any award previously granted to that participant will be made without the consent of that participant and no amendment shall be effective prior to approval by the stockholders if such approval is required by law or the requirements of the exchange on which the common stock is listed.

Term. No awards may be made under the Amended 2017 Plan after May 12, 2027.

Clawback. Awards under the Amended 2017 Plan will be subject to the provisions of any clawback policy adopted by the Company whether before or after the date of grant of the award.

Unfunded Plan. Insofar as it provides for awards of cash, common stock or rights thereto, the Amended 2017 Plan is unfunded. Although we may establish bookkeeping accounts with respect to participants who are entitled to cash, common stock or rights thereto under the Amended 2017 Plan, we will use any such accounts merely as a bookkeeping convenience. We are not required to segregate any assets that may at any time be represented by cash, common stock or rights thereto, nor will the Amended 2017 Plan be construed as providing for such segregation, nor shall we, the Board or the Committee be deemed to be a trustee of any cash, common stock or rights thereto to be granted under the Amended 2017 Plan. Any liability

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

or obligation of the Company to any participant with respect to an award of cash, common stock or rights thereto under the Amended 2017 Plan will be based solely on any contractual obligations that the Amended 2017 Plan and any award agreement create, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any of our property. None of us, the Board or the Committee will be required to give any security or bond for the performance of any obligation that the Amended 2017 Plan creates.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax aspects of awards that may be made under the Amended 2017 Plan based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any tax consequences arising in the context of the participant’s death or the income tax laws of any state, local or non-U.S. tax consequences in which the participant’s income or gain may be taxable.

Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the Amended 2017 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the option holder. The Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder. If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Restricted Stock. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year in which the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income, if the Company complies with applicable reporting requirements.

Restricted Stock Units. A grantee of restricted stock units does not recognize any taxable income for federal income tax purposes in the year of the award if the award is subject to restrictions. However, when the restricted stock units vest, the grantee generally recognizes ordinary income in an amount equal to the fair market value of the restricted stock units at such time. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income, if the Company complies with applicable reporting requirements.

Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of an SAR, the holder will recognize ordinary income in an amount equal to the cash or the fair market value of the common stock received by the holder. The Company will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, and, as to SARs that are settled in shares of common stock, if the Company complies with applicable reporting requirements.

Cash Awards. A participant will not have taxable income upon the grant of a stock award, but will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the employee to draw upon it.

Section 280G of the Code. The acceleration of the exercisability or the vesting of an award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five calendar years preceding the calendar year in which the change in control occurs. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and the Company is denied a tax deduction with respect to such excess.

Section 409A of the Code. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding: (i) the timing of payment; (ii) the election of deferrals; and (iii) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% tax on the participant of the deferred amounts included in the participant’s income. The Company intends to structure awards under the Amended 2017 Plan in a manner that is designed to be exempt from or to comply with Section 409A of the Code.

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

Plan Benefits

The following table sets forth information on stock options and full value awards (i.e., restricted stock, restricted stock units, performance unit awards, and deferred awards) granted under the Existing 2017 Plan and includes awards subsequently forfeited, if any, as of March 18, 2021.

Name	Stock Options	Full Value Awards (1)

Blake T. DeBerry Chief Executive Officer	15,000	303,216

Jeffrey J. Bird President and Chief Operating Officer	0	165,379

Raj Kumar Vice President — Chief Financial Officer	0	65,339

James C. Webster Vice President — General Counsel and Secretary	8,000	100,502

All Current Executive Officers as a Group	23,000	634,433

All Non-Employee Directors as a Group	0	114,968

All Employees (excluding Executive Officers as a Group)	34,625	761,467
(1)

The full value awards that we have granted are in the form of restricted shares and performance unit awards. In the case of performance unit awards, the numbers shown in this table are based on the target number of outstanding performance unit awards.

New Plan Benefits

Grants of awards under the Amended 2017 Plan will be in the discretion of the Committee. Accordingly, it is not possible as of the date of this proxy statement to determine the nature or amount of any awards under the Amended 2017 Plan that may be subject to future grants to employees, consultants, and non-employee directors of the Company and its affiliates.

Equity Compensation Plan Information

The following table summarizes information for equity compensation plans in effect as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)

	(a)	(b)	(c)

Equity compensation plans approved by stockholders	388,592	$68.43	11,897

Total	388,592	$68.43	11,897
(1)

Excludes 542,972 shares of unvested RSAs and DSAs, which were granted pursuant to the Existing 2017 Plan and the Prior Plan. Includes 330,967 unvested Performance Units shown at 100% level of performance achievement.

(2)	The weighted average exercise price does not take into account 330,967 unvested Performance Units, which do not have an exercise price.

Effects of Not Approving the Amended 2017 Plan

If the proposed Amended 2017 Plan is not approved by our stockholders, the Amended 2017 Plan will not become effective and the Existing Plan as previously approved will continue in effect in its current form.

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PROPOSAL 4 APPROVAL OF AMENDMENT TO 2017 OMNIBUS INCENTIVE PLAN

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the Amended 2017 Plan. Approval of this proposal will require approval by a majority of the votes cast on the proposal. Broker non-votes will not affect the outcome of the vote on this proposal, and abstentions will count as a vote against this proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

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OTHER BUSINESS

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

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ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for 2022 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2022, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before November 30, 2021 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2021 if it is received by February 11, 2021. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (X) for each person whom the stockholder proposes to nominate for election or re-election as a director, among other things, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) any disclosable interests (as defined in our bylaws) of such person, (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as director if elected, (e) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings in connection with solicitations of proxies for the election of directors, (f) a description of all direct and indirect compensation and certain other relationships between the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, on the one hand, and the proposed nominee, on the other hand, and (g) any agreements and information with respect to such proposed nominee that are required pursuant to the procedures established by the Board of Directors and (Y) for the stockholder giving the notice, (a) the name and address of such stockholder, as they appear on our books, of the beneficial owner, if any, on whose behalf the nomination is made and of any other stockholders known by such stockholder to be supporting the nomination, (b) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, (c) a representation that such stockholder intends to appear in person at the meeting to nominate the person named in the notice, (d) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) pursuant to which such nomination is to be made by such stockholder and (e) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the election of directors. A stockholder’s notice should also include, with respect to each nominee for election or re-election to the Board of Directors, a completed and signed questionnaire, representation and agreement as to certain matters described in our bylaws. A stockholder providing notice of a nomination proposed to be made at a meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, together with the text of the proposals (including the text of each resolution proposed for consideration) (b) the name and address of the stockholder proposing such business, as they appear on our books, of the beneficial owner, if any, on whose behalf the proposal is made, and of any other stockholders known by such stockholder to be supporting such proposal, (c) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, on the date of such notice, (d) any financial interest or other material interest of the stockholder and beneficial owner, if any, in such proposal, (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting and (f) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such proposal by such stockholder. A stockholder providing notice of business proposed to be brought before an annual meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the

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ADDITIONAL INFORMATION

record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 11, 2020. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

Dril-Quip’s annual report, which includes our consolidated financial statements for the year ended December 31, 2020, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested. The annual report is not a part of the proxy solicitation material.

You may also obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.dril-quip.com.

By Order of the Board of Directors

Blake T. DeBerry
Chief Executive Officer

March 30, 2021

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EXHIBIT A

Exhibit A

2017 OMNIBUS INCENTIVE PLAN

OF

DRIL-QUIP, INC.

1. Establishment of This Plan. Dril-Quip, Inc., a Delaware corporation (the “Company”), established this 2017 Omnibus Incentive Plan of Dril-Quip, Inc. ~~(this “Plan”)~~ on May 12, 2017 (the “Effective Date”) and amended such plan on May 12, 2021 (the 2017 Omnibus Incentive Plan of Dril-Quip, Inc., as amended, this “Plan”). References in this Plan to “Paragraphs” are to Paragraphs of this Plan.

2. Definitions. As used in this Plan, the following terms have the following respective meanings:

“Award” means the grant of any Option, SAR, Stock Award, Cash Award or Performance Award, whether granted singly or in combination or tandem, to a Participant on such terms and subject to such conditions and limitations as the Committee (or the Board, in the case of Director Awards) may establish consistent with the terms of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change of Control” shall mean:

(i) there shall have occurred an event required to be reported with respect to the Company in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement;

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred with respect to an Award that is subject to Code Section 409A unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Nominating, Governance and Compensation Committee of the Board or any successor committee of the Board designated by the Board consisting of at least two Directors.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

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EXHIBIT A

“Company” means Dril-Quip, Inc., a Delaware corporation.

“Director” means an individual serving as a member of the Board who is not an Employee.

“Director Award” means the grant of any Award (other than an Incentive Option) to a Participant who is a Director.

“Dividend Equivalents” means, with respect to shares of Common Stock subject to a Stock Award other than Restricted Stock, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record during the Restriction Period applicable to those shares on a like number of shares of Common Stock.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Employee Award” means the grant of any Award to an Employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Common Stock is not so listed, the closing bid price on that date or, if there are no quotations available for that date, on the last preceding date for which those quotations are available, as reported by an inter-dealer quotation system or (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for that purpose.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Nonqualified Stock Option” means an Option that is not an Incentive Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified price (which is either in the form of an Incentive Option or a Nonqualified Stock Option).

“Participant” means an Employee or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant, the earning of which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means a standard established by the Committee, to determine in whole or in part whether a Performance Award will be earned.

“Prior Plan” means the 2004 Incentive Plan of Dril-Quip, Inc., as amended and restated effective as of May 10, 2012.

“Restricted Stock” means Common Stock that has its transfer restricted or that is subject to forfeiture provisions, as provided in the Award Agreement relating thereto.

“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.

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EXHIBIT A

“Restriction Period” means a period of time beginning as of the date upon which a Stock Award is made pursuant to this Plan and ending as of the date on which the Common Stock subject to that Award is no longer restricted as to its transfer or subject to forfeiture provisions.

“SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified strike price, in each case, as determined by the Committee.

“Section 409A” means Section 409A of the Code and related regulations and guidance issued by the Internal Revenue Service and Department of the Treasury.

“Stock Award” means an Award in the form of shares of Common Stock or units denominated in shares of Common Stock, including Restricted Stock and Restricted Stock Units, but excluding an Option or SAR.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of that corporation that have the right to vote generally on matters submitted to a vote of the stockholders of that corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

3. Objectives. The Company has designed this Plan (i) to attract and retain Directors and Employees, (ii) to encourage the sense of proprietorship of these persons in the Company and (iii) to stimulate the active interest of these persons in the development and financial success of the Company and its Subsidiaries by making Awards under this Plan.

4. Eligibility.

(a) All Employees are eligible for Employee Awards under this Plan.

(b) All Directors are eligible for Director Awards under this Plan.

(c) The Board may grant a Director Award or the Committee may grant an Employee Award to any individual who has agreed in writing to become a Director or an Employee, respectively, within six months after the date of that agreement, provided that the effectiveness of that Award will be subject to the condition that the individual actually becomes a Director or Employee within that time period.

5. Common Stock Available for Awards. Subject to the provisions of Paragraph 16 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 3~~1~~,4~~5~~00,000 shares of Common Stock, all of which shall be available for Incentive Options. From and after the Effective Date, no further awards may be made under the Prior Plan. The number of shares of Common Stock that are the subject of Awards under this Plan which are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered thereby are not issued to a Participant or are exchanged for a consideration that does not involve Common Stock will again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Awards under this Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an Award; (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an Award; or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option exercise price. The Board and the appropriate officers of the Company will from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

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EXHIBIT A

6. Administration.

(a) Except as otherwise provided in this Plan with respect to actions or determinations by the Board, the Committee will administer this Plan.

(b) Subject to the provisions hereof, the Committee will have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee also will have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers will be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of any Award, accelerate the vesting or exercisability of any Award, eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to the Participant to whom that Award was granted or (ii) consented to in writing by that Participant; provided that the exercise price of an outstanding Option will not be reduced without approval of the stockholders of the Company. Notwithstanding the foregoing, except in connection with a transaction involving the Company or its capitalization (as provided in Paragraph 16), the terms of outstanding Awards may not be amended without approval of the stockholders of the Company to (i) reduce the exercise price of outstanding Options or SARs, (ii) cancel, exchange, substitute, buyout or surrender outstanding Options or SARs in exchange for cash or other Awards when the exercise price of the original Options or SARs exceeds the Fair Market Value of one share of Common Stock, (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed or (iv) permit the grant of any Options or SARs that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan will lie within its sole and absolute discretion and will be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.

(c) No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan will be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

7. Delegation of Authority. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act to the Chief Executive Officer, to other senior officers of the Company or to the Board or to any other committee of the Board (which may consist of one or more members), provided such delegation is made in writing and specifically sets forth such delegated authority. The officers of the Company, for and on behalf of the Company, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8. Employee Awards.

(a) The Committee will determine the type or types of Employee Awards to be made and will designate from time to time the Employees who are to receive Employee Awards. Each Employee Award will be evidenced by an Award Agreement containing such terms, conditions and limitations as the Committee determines in its sole discretion, including any treatment upon a Change of Control, and signed by the Participant to whom the Employee Award is made and by an authorized officer for and on behalf of the Company. Employee Awards may consist of those listed in this Paragraph 8(a) hereof and may be granted singly or in combination or tandem with other Employee Awards. Employee Awards also may be made in combination or tandem with, in replacement of or as alternatives to grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. If a Participant holding an

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EXHIBIT A

Employee Award ceases to be an Employee, any unexercised, deferred, unexercisable, unvested or unpaid portion of that Employee Award will be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

(i) Stock Option. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which any share of Common Stock may be purchased on the exercise of any Option will not be less than the Fair Market Value of a share of the Common Stock on the date of grant of that Option, and the Committee will determine the other terms, conditions and limitations applicable to each Option, including its term and the date or dates on which it becomes exercisable. The term of an Option shall not exceed ten years from the date of grant; provided, however, if the term of an Option (but not an Incentive Option) expires when trading in the shares of Common Stock is prohibited by applicable law or the Company’s insider trading policy (as then in effect), then the term of such Option shall expire on the 30th day after the expiration of such prohibition.

(ii) Stock Appreciation Right. An Employee Award may be in the form of a SAR. The Committee will determine the terms, conditions and limitations applicable to each SAR awarded pursuant to this Plan, including its term and the date or dates on which it becomes exercisable. The term of a SAR shall not exceed ten years from the date of grant; provided, however, if the term of a SAR expires when trading in the shares of Common Stock is prohibited by applicable law or the Company’s insider trading policy (as then in effect), then the term of such SAR shall expire on the 30th day after the expiration of such prohibition.

(iii) Stock Award. An Employee Award may be in the form of a Stock Award. The Committee will determine the terms, conditions and limitations applicable to each Stock Award granted pursuant to this Plan.

(iv) Cash Award. An Employee Award may be in the form of a Cash Award. The Committee will determine the terms, conditions and limitations applicable to each Cash Award granted pursuant to this Plan.

(v) Performance Award. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. A Performance Award will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the performance period to which the Performance Goal relates or (y) the lapse of 25% of the performance period to which the Performance Goal relates (as scheduled in good faith at the time the Performance Goal is established) and, in any event, while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. A Performance Goal may be based on one or more business criteria, including, but not limited to, those that apply to the individual, one or more lines or classes of products or services of the Company, one or more business divisions, groups or units of the Company or the Company as a whole and may include one or more of the following: earnings per share; earnings per share growth; total shareholder return; economic value added; cash return on capitalization; increased revenue; revenue ratios (per employee or per customer); net income; stock price; market share; return on equity; return on assets; return on capital; return on capital compared to cost of capital; shareholder value; net cash flow; operating income; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); cash flow; cash flow from operations; cost reductions; cost ratios (per employee or per customer); proceeds from dispositions; project completion time and budget goals; net cash flow before financing activities; total market value; sales booking and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Unless otherwise stated, a Performance Goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria)~~. In interpreting Plan provisions applicable to Performance Goals and Performance Awards, it is the intent of this Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation § 1.162-27(e)(2)(i) or any successor law or regulation, and the Committee in establishing such goals and interpreting this Plan will be guided by those provisions~~. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that the applicable Performance Goals were, in fact, satisfied. Subject to the foregoing provisions, the Committee will determine the terms, conditions and limitations applicable to Performance Awards.

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EXHIBIT A

(b) Notwithstanding anything to the contrary contained in this Plan, the following limitations will apply to each Award:

(i) no Employee may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock;

(ii) no Employee may be granted, during any calendar year, Stock Awards covering or relating to more than 225,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock-Based Awards Limitations”); and

(iii) no Employee may be granted Awards consisting of cash or in any other form permitted under this Plan (other than Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any calendar year having a value determined on the date of grant in excess of $10,000,000.

(c) All Awards (other than a Cash Award) shall have a minimum vesting period or Restriction Period, as applicable, of one year from the date of grant; provided, however, that Awards with respect to up to five percent of the shares of Common Stock authorized for grant pursuant to this Plan may have a vesting period or Restriction Period, as applicable, of less than one year.

9. Director Awards.

(a) The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9. Director Awards may consist of the forms of Award described in Paragraph 8, other than Incentive Options, and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion.

(b) No Director may be granted during any calendar year Director Awards having a value determined on the date of grant when added to all cash compensation paid to the Director during the same calendar year in excess of $1,000,000.

10. Payment of Awards.

(a) General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) may determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

(b) Deferral. The Committee, in its sole discretion, may permit selected Participants to elect to defer payments of some or all types of Awards, subject to the terms and conditions established by the Committee and the requirements of Section 409A. Any deferred payment of an Award, whether elected by the Participant or specified by the applicable Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.

(c) Dividends and Dividend Equivalents. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish; provided that any dividends or Dividend Equivalents payable in connection with any Stock Award (as provided in the applicable Award Agreement) may accrue but will not, in any event, be payable until the expiration of the Restriction Period of the underlying Stock Award. The Committee also may establish rules and procedures for the crediting of interest on Dividend Equivalents for Stock Awards. In the event the Stock Award is forfeited, dividends and Dividend Equivalents paid with respect to such shares during the Restriction Period shall also be forfeited. No Dividend Equivalents may be paid in respect of an Award of Options or SARs.

(d) Substitution of Awards. Subject to the provisions of Paragraph 6(b), at the discretion of the Committee, a Participant may be offered an election to substitute any Award for another Award or Awards of the same or a different type.

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EXHIBIT A

No Option or SAR may be substituted for another Award without the approval of the stockholders of the Company (except in connection with a change in the Company’s capitalization or as otherwise provided in Paragraph 16 hereof).

11. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option will be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase those shares by means of tendering Common Stock, valued at their Fair Market Value per share on the date of exercise or any combination thereof. The Committee will determine acceptable methods for Participants to tender Common Stock. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock (by net-settlement or cash-less exercise) issuable pursuant to an Award.

12. Taxes. The Company will have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan or at the time otherwise required by applicable law, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of those taxes. The Committee may also permit withholding to be satisfied by (i) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (ii) withholding from the shares of Common Stock otherwise deliverable under the Award, in either case, with respect to which withholding is required, up to the maximum tax rate applicable to the Participant, as determined by the Committee. If shares of Common Stock are used to satisfy tax withholding, those shares will be valued at their Fair Market Value per share when the tax withholding is required to be made.

13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to that Participant will be made without the consent of that Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Common Stock is listed.

14. Section 409A.

(a) All Awards under this Plan are intended either to be exempt from or to comply with the requirements of Section 409A, and this Plan and all Awards shall be interpreted and operated in a manner consistent with that intention. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an applicable tax under Section 409A, that Plan provision or Award shall be reformed to avoid imposition of the applicable tax and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) This Plan shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.

15. Assignability. Unless otherwise determined by the Committee (or the Board in the case of Director Awards) and provided in the applicable Award Agreement, no Award or any other benefit under this Plan will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order in a form acceptable to the plan administrator. The Committee may prescribe and include in any Award Agreement other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 15 will be null and void.

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EXHIBIT A

16. Adjustments.

(a) Notwithstanding any other provision of this Paragraph 16 to the contrary, the Company shall neither cause nor permit any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Section 409A to the extent applicable.

(b) The existence of outstanding Awards will not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stock (whether or not that issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(c) If any subdivision, split or combination of outstanding shares of Common Stock or any declaration of a dividend payable in shares of Common Stock occurs, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards and (v) the Stock-Based Awards Limitations each will be proportionately adjusted by the Board to reflect the consequences of that occurrence. If any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends) occurs, the Board will make appropriate adjustments to the amounts or other items referred to in clauses (ii), (iii), (iv) and (v) of the preceding sentence to give effect to that transaction; provided, that such adjustments will be only those as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of those Awards.

(d) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may make such adjustments to outstanding Awards or other provisions for the disposition of outstanding Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Board determines) for an outstanding Award or the assumption of an outstanding Award, regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the outstanding Award and, if the transaction is a cash merger, to provide for the termination of any portion of the Award that remains unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of an outstanding Award and the cancellation thereof in exchange for such payment of such cash or property as shall be determined by the Board in its sole discretion, which in the case of Options or SARs (whether stock- or cash-settled) shall be the excess, if any, of the Fair Market Value of the shares of Common Stock subject to the Option or SAR on such date over the aggregate exercise price of such Award (for the avoidance of doubt, if such exercise price is equal to or greater than such Fair Market Value, the Option or SAR may be canceled for no consideration); provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award.

17. Restrictions. No Common Stock or other form of payment will be issued with respect to any Award unless the Company is satisfied, on the basis of advice of its counsel, that the issuance will comply with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that the shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system on which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon those certificates (if any) to make appropriate reference to those restrictions.

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EXHIBIT A

18. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan will be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company will not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor will this Plan be construed as providing for that segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely on any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee will be required to give any security or bond for the performance of any obligation that may be created by this Plan.

19. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware.

20. Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.

21. Effective Date. This Plan, as approved by the Board on February 14, 2017, shall be effective as of the Effective Date, the date on which it was approved by the stockholders of the Company. This Plan shall continue in effect for a term of ten years after the Effective Date, unless sooner terminated by action of the Board. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders at the Company’s 2017 annual stockholders meeting to be held on May 12, 2017 or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

2021 Proxy Statement    A-9

DRIL-QUIP C 123456789 000004 ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 12, 2021. Online Go to www.envisionreports.com/DRQ or scan the QR - code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DRQ 2021 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: Nominees: 01 - Steven L. Newman 02 - Amy B. Schwetz 2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Advisory vote to approve compensation of the Company's named executive officers. 4. Amendment of 2017 Omnibus Incentive Plan of Dril-Quip, Inc. to increase the number of shares authorized for issuance. For Against Abstain B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. C1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 5 0 0 1 3 4 + 03F5KB

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2021. The Proxy Statement, our annual report and other proxy materials are available at: www.envisionreports.com/DRQ Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DRQ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. DRIL-QUIP, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2021 The undersigned hereby appoints Jeffrey J. Bird and James C. Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the "Company") to be held on May 12, 2021, at the Company's worldwide headquarters, 6401 N. Eldridge Parkway, Houston, TX, at 10:00 a.m., Central Time, or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AND FOR APPROVAL OF THE AMENDMENT TO THE 2017 OMNIBUS INCENTIVE PLAN. (TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)C Non-Voting Items Change of Address Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.+